Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Meade Instruments Corp.

at

$3.65 Net Per Share

by

VictoryOne Inc.

a Wholly-owned Subsidiary of

MIT Capital Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, AT THE END OF THE DAY ON JULY 19, 2013, UNLESS THE OFFER IS EXTENDED.

VictoryOne Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of MIT Capital Inc. (“Parent”), a California corporation,(together “Parent” and “Purchaser” referred to herein as “MITC”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Meade Instruments, Inc., a Delaware corporation (“Meade”), at a price of $3.65 per share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related letter of transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by MITC, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) MITC being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated May 17, 2013 by and among JOC North America LLC, JOCNA, INC., and Meade (the “JOC Merger Agreement”) has been terminated and that a definitive merger agreement, in a form satisfactory to MITC in its reasonable discretion, among Meade and MITC has been executed (the “Merger Agreement Condition”), (iii) MITC being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) do not apply to or otherwise restrict MITC’s Offer and the proposed merger (the “Merger”) with Meade (the “Section 203 Condition”) and (iv) any waiting periods under any applicable domestic and foreign statutes or regulations, having expired, or been terminated, or been satisfied (the “Regulatory Condition”). The Offer is also subject to other conditions. See “Introduction” and The Offer- Section 14 - "Conditions of the Offer".

MITC continues to seek to enter into a definitive agreement ("MITC Merger Agreement") with Meade as to a business combination. Subject to applicable law, purchaser expressly reserves the right to terminate or amend the offer (including amending the number of shares to be purchased, the offer price and the consideration to be offered in the proposed merger) in connection with discussions relating to a business combination or upon entering into a merger agreement with Meade. Purchaser also expressly reserves the right, subject to applicable law, to negotiate or enter into a merger agreement with Meade not involving a tender offer, pursuant to which purchaser would terminate the offer and the shares would, upon consummation of such merger, be converted into the consideration negotiated by MITC and Meade.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

June 20, 2013

IMPORTANT

Any stockholder of Meade who desires to tender all or a portion of such stockholder’s Shares in the Offer should either (i) complete and sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to VStock Transfer LLC, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Book-Entry Transfer” or (ii) request such stockholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer — Section 3 — Guaranteed Delivery.”

Questions and requests for assistance may be directed to the Information Agent or to MIT Capital Inc. at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies. Additionally, this Offer to Purchase, the related Letter of Transmittal and other materials relating to this Offer may be found at http://www.sec.gov.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

TABLE OF CONTENTS

SUMMARY TERM SHEET
INTRODUCTION
THE OFFER
1. Terms of the Offer.	8
2. Acceptance for Payment and Payment for Shares.	9
3. Procedure for Tendering Shares.	10
4. Withdrawal Rights.	13
5. Certain U.S. Federal Income Tax Consequences.	13
6. Price Range of Shares; Dividends.	15
7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.	16
8. Certain Information Concerning Meade.	16
9. Certain Information Concerning the Purchaser.	18
10. Source and Amount of Funds.	19
11. Background of the Offer; Other Transactions with Purchaser.	20
12. Purpose of the Offer; Plans for Meade; Statutory Requirements; Approval of the Merger.	24
13. Dividends and Distributions.	26
14. Conditions of the Offer.	27
15. Certain Legal Matters; Regulatory Approvals.	28
16. Legal Proceedings.	30
17. Fees and Expenses.	30
18. Miscellaneous.	30

SUMMARY TERM SHEET

VictoryOne Inc, a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of MIT Capital Inc. (“Parent”), a California corporation,(together "Parent" and "Purchaser" referred to herein as “MITC”), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Meade Instruments Inc., a Delaware corporation (“Meade”), at $3.65 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The following are some of the questions you, as a Meade stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. The Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

The information concerning Meade contained herein and elsewhere in the Offer to Purchase has been taken from or is based upon publicly available documents or records of Meade on file with the Securities and Exchange Commission (the “SEC”) or other public sources at the time of the Offer. The Purchaser have not independently verified the accuracy and completeness of such information. The Purchaser have no knowledge that would indicate that any statements contained herein relating to Meade taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

In this Offer to Purchase, unless the context requires otherwise the terms “we,” “our” and “us” refer to MITC .

Who is offering to buy my securities?

The Purchaser, VictoryOne Inc. is a Delaware corporation formed and organized for the purpose of making this Offer to acquire all of the outstanding Shares of Meade. The Purchaser is a wholly owned subsidiary of MIT Capital Inc., a California corporation organized for investment purpose by its chairman and chief executive officer, Xinghui Tian, also known as Jason Tian. Mr. Tian owns and operates several businesses selling, distributing, and manufacturing laser and optics products, data logger, and other instruments. Mr. Tian started his business in 2001 after receiving recognition and awards from Shanghai Science & Technology Bureau for young entrepreneurs. See “The Offer — Section 9.”

What securities are you offering to purchase?

We are offering to acquire all of the outstanding Shares of Meade. See “Introduction.”

How much are you offering to pay for my Shares and what is the form of payment?

We are offering to pay $3.65 per share net to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your shares and you directly tender your shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Why are you making the Offer?

We are making the Offer because we want to acquire the entire equity interest in Meade. See “The Offer — Section 12.”

1

Do you have the financial resources to pay for the Shares?

Yes. We expect to fund all payments by the Purchaser as MITC has the financial resources available to consummate of the Offer. The consummation of the Offer is not conditioned upon any financing arrangements. See “The Offer — Section 10.”

Is your financial condition material to my decision to tender in the Offer?

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, it is our present intent to seek to acquire all remaining Shares in the Merger, and (d) the Purchaser currently has sufficient funds to purchase all shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding shares (including shares issuable upon exercise of outstanding options and restricted stock units) in the Merger. See “The Offer — Section 10.”

What does the Board of Directors of Meade think of the Offer?

On May 17, 2013, Meade filed a definitive information statement and announced the signing of a definitive Agreement and Plan of Merger, dated as of May 17, 2013, by and among JOC North America LLC (“Buyer”), JOCNA Inc., a newly-formed, wholly-owned subsidiary of Buyer, and Meade pursuant to which JOCNA would acquire all of the outstanding shares of Meade for approximately $4.5 million, or $3.45 per share (the “JOCNA Merger”). On May 31, 2013, Meade filed a preliminary proxy statement soliciting shareholders to vote on a proposal to approve and adopt the Agreement and Plan of Merger relating to the JOCNA Merger.

In the preliminary proxy statement, Meade explained that on May 8, 2013 its board of directors (the “Meade Board”) held a special meeting to discuss a non-binding letter of intent Meade had received from MITC to acquire all of the stock of Meade through a statutory merger or a tender offer for an aggregate equity consideration of $4.57 million (or $3.50 per share), however the Meade Board decided not to agree to the letter of intent with MITC because the Meade Board and MITC could not agree on terms of a confidentiality agreement.

Also in the preliminary proxy statement, Meade said "Other than as described in this proxy statement, Meade is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of Meade with another company, the sale or transfer of all or substantially all of Meade’s assets or a purchase of Meade’s securities that would enable such person to exercise control of Meade."

On June 7, 2013, MITC submitted to the Meade management a Binding Term Sheet to acquire all of the stock of Meade for $3.50 per share and with essentially the same terms as those in the JOCNA Merger Agreement. On June 10, 2013, the Meade management rejected the Binding proposal.

Within ten business days of the date of this Offer to Purchase, Meade is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer, and the reasons for any such position.

How long do I have to decide whether to tender in the Offer?

You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 12:00 midnight, New York City time, at the end of the day on July 19, 2013. We may, in our sole discretion, extend the Offer from time to time for any reason. If the Offer is extended, we will issue a press release announcing the extension at or before 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1.”

We may elect to provide a “subsequent offering period” for the Offer. A subsequent offering period, if one is provided, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See “The Offer — Section 1”.

2

What are the most significant conditions to the Offer?

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by MITC, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) MITC being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated May 17, 2013 by and among JOC North America LLC, JOCNA, INC., and Meade (the “JOC Merger Agreement”) has been terminated and that a definitive merger agreement, in a form satisfactory to MITC in its reasonable discretion, among Meade and MITC has been executed (the “Merger Agreement Condition”), (iii) MITC being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) do not apply to or otherwise restrict MITC’s Offer and the proposed merger (the “Merger”) with Meade (the “Section 203 Condition”) and (iv) any waiting periods under any applicable domestic and foreign statutes or regulations, having expired, or been terminated, or been satisfied (the “Regulatory Condition”). See “The Offer — Section 14” for a list of additional conditions to the Offer.

The consummation of the Offer is not conditioned on the Purchaser obtaining financing.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will inform VStock Transfer LLC, the Depositary for the Offer, of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See “The Offer — Section 1.”

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer — Section 3 — Book-Entry Transfer,” not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, such nominee can tender your Shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the depositary within three NASDAQ Stock Market (“NASDAQ”) trading days. However, the Depositary must receive the missing items within that three-trading-day period. See “The Offer — Section 3.”

Until what time can I withdraw tendered Shares?

You can withdraw tendered Shares at any time until the Offer has expired, and, if we have not agreed to accept your Shares for payment by Aug 20, 2013, you can withdraw them at any time after such time until we accept Shares for payment. You may not, however, withdraw Shares tendered during a subsequent offering period, if one is provided. See “The Offer — Section 4”.

How do I withdraw tendered Shares?

To withdraw tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information, to the Depositary while you have the right to withdraw the Shares. See “The Offer — Section 4.”

3

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in “The Offer — Section 14.”

We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in “The Offer — Section 3 — Book-Entry Transfer”), a properly completed, timely received and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares. See “The Offer — Section 2.”

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

If, pursuant to the Offer, we accept for payment and pay for at least that number of Shares that, when added to Shares then owned by the members of MITC, shall constitute a majority of the outstanding Shares on a fully diluted basis, we currently intend, promptly following consummation of the Offer, to seek to acquire all remaining Shares (other than then-outstanding Shares owned by the Purchaser (or our respective subsidiaries) or any Shares with respect to which appraisal rights have been properly exercised) in the Merger for the same per Share cash price as that paid for a Share in the Offer. We reserve the right, however, at any time to determine not to seek to acquire all the remaining Shares in the Merger as described above if we determine it to be in our best interests to do so in which case such remaining Shares shall remain outstanding while the Purchaser owns a majority of the outstanding Shares with all the rights and privileges associated therewith. See “The Offer — Section 12.”

If a majority of the Shares are tendered and accepted for payment, and the other conditions to the consummation of the Offer have been satisfied, will Meade continue as a public company?

As described above, we currently intend, promptly following consummation of the Offer, to seek to acquire all remaining Shares in the Merger. If the Merger takes place, Meade will no longer be publicly owned. Even if the Merger does not take place, perhaps because we determine not to seek consummation of the Merger as described above, if we purchase all the tendered Shares, it is possible that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange, that there may not be an active or liquid public trading market for the Shares, and/or that Meade may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC rules relating to publicly held companies. See “The Offer — Section 7.”

If I decide not to tender, how will the Offer affect my Shares?

As described above, if the Offer is successful, we currently intend, promptly following consummation of the Offer, to seek to acquire all remaining Shares in the Merger. If the Merger is consummated, stockholders who did not tender their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. If, however, the Offer is consummated and the Merger does not take place for any reason, perhaps because we determine not to seek consummation of the Merger as described above, the number of stockholders and the number of Shares that are still in the hands of the public following consummation of the Offer may be so small that there will no longer be an active or liquid public trading market (or, possibly, any public trading market) for Shares, which may affect prices at which Shares trade. Also, as described above, Meade may cease to make filings with the SEC or to be required to comply with the SEC rules relating to publicly held companies. See “The Offer — Section 7.”

Are appraisal rights available in the Offer or the Merger?

Appraisal rights are not available in the Offer. If the Merger is consummated, holders of Shares at the effective time of the Merger who do not vote in favor of, or consent to, the Merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares. Under Section 262 of the DGCL, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See “The Offer — Section 15 — Appraisal Rights.”

4

What is the market value of my Shares as of a recent date?

On May 7, 2013, the last full trading day before our non-binding offer to the Meade Board to acquire all of the stock of Meade through a statutory merger or a tender offer for an equity consideration of $4.57 million (or $3.50 per Share) in cash, the last reported sales price of the Shares reported on NASDAQ was $1.75 per Share.

On June 7, 2013, the last trading day before our binding offer to the Meade Board to acquire all of the stocks of Meade for $3.50 per share in cash, the last reported sales price of the Shares reported on NASDAQ was $3.43 per share.

On June 14, 2013, the last trading day with volume before the announcement of the Offer, the last reported sale price of the Shares on NASDAQ was $3.47 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See “The Offer — Section 6 — “Price Range of Shares; Dividends.”

What are the material U.S. federal income tax consequences of participating in the Offer?

In general, the receipt of cash in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. See “The Offer — Section 5.”

We recommend that you consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Who can I talk to if I have questions about the Offer?

You can call VStock Transfer LLC, the information agents for the Offer, banks and brokerage firms at 212-828-8436, all others at (855) 987-8625 (toll-free) or email: info@vstocktransfer.com. See the back cover of this Offer to Purchase.

5

To the Stockholders of Meade Instruments Corp.:

INTRODUCTION

VictoryOne Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of MIT Capital Inc. (“Parent”), a California corporation,(together “Parent” and “Purchaser” referred to herein as “MITC”), is offering to purchase all outstanding shares (the “Shares”) of common stock, par value $0.01 per share, of Meade Instruments Corp., a Delaware corporation (“Meade”) for $3.65 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal that accompanies this Offer to Purchase (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Stockholders who have Shares registered in their own names and tender directly to VStock Transfer LLC, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of the Depositary and Information Agents incurred in connection with their services in such capacities in connection with the Offer. See “The Offer — Section 17.”

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by MITC, represents at least a majority of the total number of Shares outstanding on a fully diluted basis (the “Minimum Tender Condition”), (ii) MITC being satisfied, in its reasonable discretion, that the Agreement and Plan of Merger dated May 17, 2013 by and among JOC North America LLC, JOCNA, INC., and Meade (the “JOC Merger Agreement”) has been terminated and that a definitive merger agreement, in a form satisfactory to MITC in its reasonable discretion, among Meade and MITC has been executed (the “Merger Agreement Condition”), (iii) MITC being satisfied, in its reasonable discretion, that the provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”) do not apply to or otherwise restrict MITC’s Offer and the proposed merger (the “Merger”) with Meade (the “Section 203 Condition”) and (iv) any waiting periods under any applicable domestic and foreign statutes or regulations, having expired, or been terminated, or been satisfied (the “Regulatory Condition”). The Offer is also subject to other conditions. See The Offer — Section 14 – “Conditions of the Offer”.

According to Meade’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 30, 2013, as of May 24, 2013 there were  1,305,148 outstanding shares of the Registrant’s Common Stock issued, par value $0.01 per share, including 132,065 shares of vested and unvested restricted stock.

Based on the foregoing, Purchaser believes that the Minimum Tender Condition would be satisfied if 652,575 Shares are either validly tendered and not withdrawn prior to expiration of the Offer (as extended) or otherwise beneficially owned by MITC. As of the date of this Offer to Purchase, members of MITC beneficially own 125,541 Shares, representing approximately 9.62% of the outstanding Shares.

The purpose of the Offer is to acquire control of, and the entire equity interest in, Meade. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on Meade’s Board of Directors (the “Meade Board”) and to seek to have Meade consummate a merger or other similar business combination with Purchaser. Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, we believe we would be able to approve a merger or other business combination without a vote of the Meade Board or other stockholders. If Purchaser does not acquire at least 90% of the outstanding Shares, Purchaser will have to seek approval of a merger or other business combination by Meade’s stockholders. Approval of a merger or other business combination requires the affirmative vote of holders of a majority of the outstanding Shares. Pursuant to such merger or business combination, outstanding Shares not owned by MITC or its subsidiaries (including Purchaser) would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

6

No appraisal rights are available in connection with the Offer. However, under Delaware Law, if the Offer is ultimately successful and a merger or business combination occurs where outstanding Shares not owned by MITC or its subsidiaries (including Purchaser) are converted into the right to receive cash in an amount to equal to the price per Share provided pursuant to the Offer, stockholders who continue to own their Shares at the time of the merger and fulfill certain other requirements of Delaware Law will have appraisal rights in connection with the merger. See The Offer — Section 12 — “Purchase of the Offer; Plans for Meade; Statutory Requirements; Approval of the Merger; Appraisal Rights – Appraisal Rights”.

MITC is seeking to enter into a definitive agreement with Meade as to a business combination. Subject to applicable law, Purchaser expressly reserves the right to terminate or amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the proposed merger) in connection with discussions relating to a business combination or upon entering into a merger agreement with Meade. Purchaser also expressly reserves the right, subject to applicable law, to negotiate or enter into a merger agreement with Meade not involving a tender offer, pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by MITC and Meade.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

7

THE OFFER

1. Terms of the Offer.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not previously withdrawn in accordance with “The Offer — Section 4.” “Expiration Date” means 12:00 midnight, New York City time, at the end of the day on July 19, 2013, unless extended, in which event “Expiration Date” means the time and date at which the Offer, as so extended, shall expire.

The Offer is subject to the conditions set forth in Section 14 – “Conditions of the Offer”, which include, among other things, satisfaction of the Minimum Tender Condition, the Merger Agreement Condition, the Section 203 Condition and the Regulatory Condition. If any such condition is not satisfied, Purchaser may (i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) extend the Offer and, subject to withdrawal rights as set forth in Section 4 – “Withdrawal Rights”, retain all such Shares until the expiration of the Offer as so extended, (iii) waive such condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered prior to the Expiration Date and not withdrawn or (iv) delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.

MITC is seeking to enter into a definitive agreement with Meade as to a business combination. Subject to applicable law, Purchaser expressly reserves the right to terminate or amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the proposed merger) in connection with discussions relating to a business combination or upon entering into a merger agreement with Meade. Purchaser also expressly reserves the right, subject to applicable law, to negotiate or enter into a merger agreement with Meade not involving a tender offer, pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by MITC and Meade.

Subject to any applicable rules and regulations of the SEC and entry into an MITC Merger Agreement with Meade, Purchaser expressly reserves the right (but will not be obligated), in its reasonable discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser expressly reserves the right to (i) terminate or amend the Offer if any of the conditions set forth in Section 14 – “Conditions of the Offer” has not been satisfied or (ii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below. Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer.

There can be no assurance that Purchaser will extend the Offer or that it would be required to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 – “Withdrawal Rights”.

If Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of 10 business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of 10 business days. If Purchaser makes any other material change in the terms of or information concerning the Offer or waives a material condition of the Offer, Purchaser will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow adequate dissemination and investor response. “Business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

8

If Purchaser extends the Offer, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, on Purchaser’s behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in Section 4 – “Withdrawal Rights”. Purchaser’s reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, Purchaser will make a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, Purchaser may, but is not obligated to, include a subsequent offering period of between three and 20 business days to permit additional tenders of Shares (a “Subsequent Offering Period”). Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are satisfied or waived by Purchaser on or before the Expiration Date, (iii) Purchaser accepts and promptly pays for all Shares validly tendered during the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. In addition, Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in a Subsequent Offering Period, and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to stockholders tendering Shares in a Subsequent Offering Period, if one is included.

We do not currently intend to provide a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend a Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 a.m., Eastern time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

We will make a request to Meade for its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in “The Offer — Section 14” have not been satisfied or if any event specified in such Section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see “The Offer — Section 14.” If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

9

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in “The Offer – Section 3)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see “The Offer — Section 3.” Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

We will pay the same per Share consideration pursuant to the Offer to all stockholders.

We reserve the right to transfer or assign, in whole or in part from time to time, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3. Procedure for Tendering Shares.

Valid Tender of Shares. In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent’s Message (as defined below) in lieu of a Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

10

Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

Book-Entry Transfer. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

(iii) the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three NASDAQ Stock Market (“NASDAQ”) trading days after the date of execution of the Notice of Guaranteed Delivery.

11

The Notice of Guaranteed Delivery may be delivered or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Backup Withholding. Under U.S. federal income tax laws, payments in connection with the Offer may be subject to “backup withholding” unless a tendering holder (1) provides a correct taxpayer identification number (which, for an individual, is the holder’s social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering U.S. Holder (as defined in “The Offer — Section 5”) should complete and return the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal. Each tendering Non-U.S. Holder (as defined in “The Offer — Section 5”) should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at http://www.irs.gov. For a more detailed discussion of backup withholding, see “The Offer — Section 5.”

Appointment of Proxy. By executing a Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). This power-of-attorney and proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such powers-of-attorney and proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities). Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior powers-of-attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities) will, without further action, be revoked, and no subsequent powers-of-attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of Meade’s stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities) (including voting at any meeting of stockholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Meade’s stockholders.

Determination of Validity. The Purchaser will interpret the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto). All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, or any of their respective affiliates or assigns, the Financial Advisor, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

12

4. Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 20, 2013, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in “The Offer — Section 3” at any time before the Expiration Date.

If we provide a Subsequent Offering Period (as described in more detail in “The Offer — Section 1”) following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of the Purchaser or its affiliates, the Financial Advisor, the Depositary, the Information Agents or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5. Certain U.S. Federal Income Tax Consequences.

This section describes the material United States federal income tax consequences to “U.S. Holders” and “Non-U.S. Holders (in each case, as defined below) of Shares whose Shares are tendered and accepted for payment pursuant to this Offer. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences arising under state, local or foreign tax laws or U.S. federal estate or gift tax laws.

This discussion is limited to holders who hold Shares as capital assets for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of such holder’s particular circumstances. This discussion also does not address all U.S. federal income tax considerations that may be relevant to holders that are subject to special tax rules, including, without limitation, expatriates and certain former citizens of the United States, U.S. Holders whose functional currency is not the U.S. dollar, partnerships and other pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons liable for the alternative minimum tax, persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment and holders who acquired their Shares through stock options or stock purchase plan programs or other compensatory arrangements.

13

For purposes of the Offer, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of the Offer, a “Non-U.S. Holder” is a beneficial owner of Shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

We recommend that you consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

U.S. Holders

Consequences of the Offer. The receipt of cash by U.S. Holders in exchange for Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) exchanged. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Payments made to U.S. Holders pursuant to the Offer will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, each U.S. Holder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included with the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

Consequences of the Offer. Subject to the discussion below under “— Information Reporting and Backup Withholding,” a Non-U.S. Holder who receives cash in exchange for Shares pursuant to the Offer generally will not be subject to United States federal income tax or withholding on any gain recognized, unless:

•	the gain, if any, is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the exchange of Shares pursuant to the Offer, and certain other requirements are met.

14

Gain on the Shares that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder) will be subject to U.S. federal income tax on a net basis at the graduated rates applicable to U.S. persons generally (and, with respect to corporate non-U.S. holders, may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). Gain described in the second bullet of the preceding paragraph generally will be subject to a flat 30% tax (unless reduced or eliminated by an applicable income tax treaty).

Information Reporting and Backup Withholding. Payments made to Non-U.S. Holders pursuant to the Offer may be subject to information reporting and backup withholding. To avoid backup withholding, each Non-U.S. Holder should provide the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6. Price Range of Shares; Dividends.

The Shares are listed and principally traded on NASDAQ under the symbol “MEAD.” The following table sets forth, for each of the periods indicated, the high and low closing prices per Share on NASDAQ, and dividends paid per Share, as disclosed in Meade’s SEC filings or, with respect to the 2013 prices, as reported in published financial sources:

	High	Low
Year Ended February 29, 2012:
First Quarter	$3.51	$3.01
Second Quarter	4.26	3.30
Third Quarter	5.24	3.80
Fourth Quarter	4.25	3.46

	High	Low
Year Ended February 28, 2013:
First Quarter	$4.00	$3.50
Second Quarter	3.75	3.12
Third Quarter	3.45	1.43
Fourth Quarter	2.25	1.54

	High	Low
Year Ended February 28, 2014:
First Quarter	$3.43	$1.61

According to Meade’s publically available documents, it has never paid a cash dividend on the Shares. If we acquire control of Meade, we currently intend that no dividends will be declared on the Shares prior to acquisition by us of the entire equity interest in Meade.

On May 7, 2013, the last full trading day before our offer to the Meade Board to acquire all of the stock of Meade through a statutory merger or a tender offer for an aggregate purchase price of $4.57 million (or $3.50 per Share) in cash, the last reported sales price of the Shares reported on NASDAQ was $1.75 per Share.

On June 7, 2013, the last trading day before our binding offer to the Meade Board to acquire all of the stocks of Meade for $3.50 per share in cash, the last reported sales price of the Shares reported on NASDAQ was $3.43 per share.

15

On June 14, 2013, the last trading day with volume before the announcement of the Offer, the last reported sale price of the Shares on NASDAQ was $3.47 per Share.

You are urged to obtain current market quotations for the Shares.

7. Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Merger is consummated, stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will receive cash in an amount equal to the price per Share paid in the Offer. If, however, the Offer is consummated and the Merger does not take place for any reason, perhaps because we determine not to seek consummation of the Merger, the number of stockholders and the number of Shares that are still in the hands of the public following consummation of the Offer may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for the Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Exchange Listing. The Shares are listed on NASDAQ. It is possible the Shares may no longer meet the standards for continued listing on NASDAQ and may be delisted from NASDAQ following the consummation of the Offer. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ-CM’s published guidelines, the Shares would not meet the criteria for continued listing on NASDAQ-CM if, among other things, (i) the total number of holders of Shares fell below 300, (ii) the number of publicly held Shares (defined as total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding) fell below 500,000 or (iii) the market value of publicly held shares fell below $1 million.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Meade to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Meade to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholder’s meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of Meade and persons holding “restricted securities” of Meade may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning Meade.

Except as otherwise expressly set forth in this Offer to Purchase, the information concerning Meade contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of the Purchaser, the Financial Advisor, the Information Agents or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by Meade to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser, the Financial Advisor, the Information Agents or the Depositary. The Purchaser, the Financial Advisor, the Information Agents and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

16

According to Meade’s Annual Report on Form 10-K for the year ended February 28, 2013 filed on May 30, 2013 (the “Meade 10-K”), Meade Instruments Corp., a Delaware corporation, (“Meade” or the “Company”) is a consumer products company that designs, manufactures, imports and distributes telescopes, telescope accessories, binoculars, spotting scopes, and other consumer products. Meade is dedicated to bringing innovative, cutting-edge, consumer-friendly products to the consumer products marketplace. The Company’s brands, which include Meade® and Coronado®, are recognized throughout the world and are associated with innovation in the amateur astronomy, consumer optical and sporting goods markets. Products include the new LX850, LX600 and LX80, as well as the venerable LX200® series of telescopes that combine the advanced features of the LX200™ with the precision of Advanced Coma Free (“ACF”) optics; the LX90GPS™ that brings GPS capabilities to a moderately priced Schmidt-Cassegrain telescope; LS™, Meade’s fully computerized telescopes using “Lightswitch” technology, which provides a revolutionary self-alignment routine, allowing users with no astronomy experience to enjoy a multi-media guided-tour of the night sky; the new LT series, which is our value platform, using the same high-quality mechanics of the LS™, but with Meade’s more traditional computer control; and the Deep Sky Imager™ (“DSI”) series of high-performance charge-coupled device (“CCD”) cameras that have advanced astro-imaging to near point-and-shoot simplicity, help sustain the Meade® brand as a brand known for innovation in amateur astronomy and other consumer products.

The Company continues to offer numerous telescope and binocular models as well as various accessory products for amateur astronomy and sporting goods consumers. The Company’s telescopes range in aperture from 40mm to 20 inches and in retail price from less than $50 to approximately $35,000. The Company offers several families of binoculars at retail price points from about $10 to approximately $300. Whether a consumer is a serious amateur astronomer, a naturalist or someone just looking for a good pair of binoculars, Meade offers a complete range of quality products to satisfy the consumer optics buyer.

Founded in 1972, Meade has built a reputation for providing the amateur astronomer with technically sophisticated products at competitive prices. Combining its manufacturing expertise with its dedication to innovation, quality and value, Meade has developed and produced some of the industry’s most technologically advanced consumer telescopes at affordable prices. Capitalizing on its brand name recognition among serious amateur astronomers and its ability to bring advanced technology to lower price points, the Company has marketed its less-expensive telescopes to beginning and intermediate amateur astronomers.

The Company has consistently emphasized a business plan that concentrates on new product development and effective targeted marketing. As an indication of its commitment to product development, the Company spent $1.1 million and $0.9 million on research and development during the fiscal years ended February 28, 2013 and February 29, 2012, respectively. These research and development expenditures were centered on the development of technologically advanced telescopes and other astronomy related products, other new products for the general consumer and sports optics markets as well as product improvement and industrial applications of the Company’s existing technologies. In the fall of 2011, the Company announced its new LX800 and LX80 telescope lines and announced its new LX600 telescopes in April 2012. The Company encountered substantial difficulties in completing the development of these products and was unable to begin shipping the LX800 line successfully until February 2013 and the LX600 telescopes did not begin shipping until April 2013. This delay in shipment of these products adversely affected the Company’s revenues, results from operations and liquidity.

Parts and components for the advanced telescopes are manufactured and assembled in the Company’s Mexico facility. Many of the Company’s less-expensive telescopes and its binoculars, as well as certain component parts for its small to midrange telescopes, are manufactured under our proprietary designs by manufacturers located in Asia.

The Company complements its efforts in new product development with a targeted marketing plan. The Company’s marketing plan includes website, print advertising in astronomy, outdoor related magazines and, at times, in general consumer magazines, as well as jointly developed advertising campaigns with many of the Company’s key retail partners, and point-of-sale marketing displays.

17

The Company has incurred operating losses for several years and failed to return to profitability, despite numerous attempts to restructure the Company. As a result of the Company’s continued losses and weakened financial position, the Company began exploring strategic alternatives in January 2013 which ultimately culminated in the signing of a definitive merger agreement on May 17, 2013 with JOC North America LLC (the “Acquiror”) and JOCNA Inc., a wholly-owned merger subsidiary of the Acquirer. The Acquirer is a wholly-owned subsidiary of Jinghua Optics & Electronics Co., Ltd., a former significant supplier of the Company and the majority owner of Meade Instruments Europe GMBH & Co. KG, one of the Company’s largest customers and international distributor, which will result in the Acquiror acquiring all of the outstanding shares of the Company for $3.45 per share, subject to shareholder approval and other conditions.

In the United States and Canada, the Company distributes its products through a network of more than 150 specialty retailers, distributors and mass merchandisers, which offer the Company’s products in approximately 1,500 retail store locations. The Company also sells certain of its products to selected national mail order dealers. In December 2009, the Company began distributing weather stations and timing devices. Meade also sells its products internationally through a network of over 40 foreign distributors, many of which service dealer locations in their respective countries. These foreign distributors include the Company’s former European distribution operations (“Meade Europe”). Including products sold to Meade Europe, net sales to customers outside North America were $6.6 million and $7.2 million for the years ended February 28, 2013 and February 29, 2012, representing approximately 38% and 33% of the Company’s net sales, respectively. The Company intends to continue to pursue an integrated strategy of product line expansion, targeted marketing, and expansion of the Company’s domestic and international distribution networks.

As of February 28, 2013, Meade had approximately 112 full-time employees. For further discussion of Meade’s relationship with the Purchaser, please see Item 11 below.

Additional Information. Meade is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Meade is required to disclose in such proxy statements certain information, as of particular dates, concerning Meade’s directors and officers, their remuneration, stock options granted to them, the principal holders of Meade’s securities and any material interest of such persons in transactions with Meade. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

9. Certain Information Concerning the Purchaser.

VictoryOne Inc. The Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser was formed and organized by the members of MIT Capital Inc. The principal office of the Purchaser is located at 97 E Brokaw Rd, Suite 210, San Jose CA 95112, and the Purchaser’s telephone number at such principal offices is 408-329-6148.

MIT Capital Inc. The Parent is a California corporation and has been formed and organized initially for investment purposes by Jason Tian. The principal office of the Purchaser is located at 97 E Brokaw Rd, Suite 210, San Jose CA 95112, and its telephone number at such principal offices is 408-329-6148. Currently MIT Capital Inc. includes the following board members:

Jason Tian is the Chairman and Chief Executive Officer of the Purchaser and the Parent. He currently also owns and operates several businesses selling, manufacturing, and distributing laser products, optics products, data logger, and other instruments. Mr. Tian started his own business in 2001 after receiving recognition and awards from Shanghai Science & Technology Bureau for young entrepreneurs. Mr. Tian is a MBA graduate from Cheung Kong Graduate School of Business. He double-majored and earned his B.S. in Engineering and B.A. in Accounting & Finance from Shanghai Jiaotong University in China.

Michael Zhong is a Director of the Parent. He has over 20 years’ experience in venture capital investment, strategic consulting, scientific research, business development and operation. Mr. Zhong was an investment professional with DFJ ePlanet Ventures with investment and portfolio management focuses on hi-tech, material science, and clean tech. Mr. Zhong represented ePlanet serving on the boards of four portfolio companies including Hisoft (NASDAQ: PACT now). Previously, Mr. Zhong worked at eBay, Interwoven (now HP ), Eastman Kodak in product development, marketing strategy, and as a Research Scientist, respectively. Mr. Zhong received his Ph.D. in Chemistry from Stanford University and an MBA from the Haas School of Business at University of California, Berkeley.

18

Zhang Xiaoyan is Mr. Tian’s wife; however, she is not a shareholder, director or executive officer of the Purchaser or the Parent. As of the date of this Offer to Purchase, she is the beneficial owner of 125,541Shares, or approximately 9.62% of the outstanding Shares. Such Shares have been purchased in a series of transactions in the open market commencing on March 15, 2012 and the aggregate purchase price of such shares is $394,813 (or $3.14 per share). The information has been furnished and will continue to be promptly disclosed through public 13D and 13D/A filings.

None of members of MITC has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

During the two years before the date of this Offer to Purchase, there have been no business transactions between the Parent, the Purchaser, their subsidiaries, on the one hand, and Meade or any of its subsidiaries or affiliates, on the other hand. Prior communication and contacts with Meade, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, are discussed below. See “The Offer — Section 11.”

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC.

10. Source and Amount of Funds.

According to Meade’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 30, 2013, as of May 24, 2013 there were  1,305,148 outstanding shares of the Registrant’s Common Stock issued, par value $0.01 per share, including 132,065 shares of vested and unvested restricted stock. If all of these shares, other than 125,541 shares already owned by Zhang Xiaoyan, were tendered in the Offer, the Purchaser would need approximately $4.31 million to complete the Offer. We expect to fund these payments through a loan or investment to the Purchaser from MITC or an affiliate of MITC from cash on hand and/or cash generated from general corporate activities. The consummation of the Offer is not conditioned upon any financing arrangements.

We currently estimate that the total aggregated consideration for this Merger at the closing of the transaction is at approximately $7 million. The total aggregated consideration takes into account of the following items:

1) Equity consideration: $4,763,790 based on $3.65 share price for 1,305,148 shares outstanding;

2) Meade’s net debt of $371,000 as of April 30, 2013;

3) Meade's further net operation loss from May 1, 2013 through the closing date of the transaction, estimated to be August 15, 2013, if consummated. Based on current trend analysis using historical financial results of Meade, we estimate net operating loss to be approximately $1,000,000;

4) Fees and expenses incurred by Meade in connection to the process of the Merger;

5) Change of control severance payment to employees;

6) Other non-ordinary and one-time expenses.

19

11. Background of the Offer; Other Transactions with Meade.

Background of the Offer. As part of their ongoing evaluation of business and strategic alternatives, Jason Tian and the senior managers of the companies that he controls, on occasion with outside legal and financial advisors, have from time to time evaluated strategic opportunities and prospects for acquisitions across the optics industry. In the course of their ongoing evaluation, they considered and reviewed Meade.

In March 2012, Jason Tian met CEO Mr. Steve Murdock and CFO John Elwood of Meade Instruments Corp. in Irvine, California.

In May 2012, Mr. Tian visited the Company and spoke to CEO and CFO again.

In July 2012, Mr. Tian attended Meade's Annual Shareholder Meeting.

In December 2012, Mr. Tian engaged TerraNova Capital Partner as the buy-side advisor ("Financial Advisor" or "Advisor") to assist him.

On January 11, 2013 Advisor contacted CFO Mr. Elwood and had an initial call. CFO said it's the right time to discuss Mr. Tian's interest with Meade.

On January 15, 2013, Advisor had a follow up call with CFO and expressed client's interest to meet the management for discussion.

On January 16, 2013, Advisor received an NDA from CFO and set up a meeting for a face-to-face meeting in the following week. Both sides agreed the meeting would not discuss any confidential information while Mr. Tian's legal counsel reviewed the NDA.

On January 22, 2013, Mr. Tian and Advisor met CEO and CFO in Meade's office for an introductory meeting. CEO asked if they have any question about the NDA. Advisor said they would have some problem with the 3-year Standstill Provision. CEO replied that their board director who was their past legal counsel said whoever has problem with this NDA would be a party with a real interest in the Company. The meeting was friendly. CFO said he would be sending a letter to every party that expressed interest for a transaction including Mr. Tian.

On January 23, 2013, Advisor received from CFO the letter instructing interested party to discuss their interest with the management by Feb 5, 2013 .

On January 28, 2013, Advisor sent back the revised NDA redlined by Mr. Tian's legal counsel.

On January 29, 2013, Advisor received Meade's response to NDA comments of Mr. Tian's legal counsel. The two sides agreed on most terms in the NDA including a 2-year Confidentiality, but could not agree to language regarding the Standstill provision .

Between January 30 to Feb 5, the discussion continued. Advisor told CFO that Mr. Tian would make a clean equity deal offer to acquire all shares outstanding based on the timeline they set in the letter. Advisor also explained that Mr. Tian would base his offer solely on public information on Meade.

On February 5 and 6, 2013, Advisor kept CFO updated about the LOI drafting progress.

On February 7, 2013, Advisor submitted an LOI in which Mr. Tian offered to acquire all shares outstanding for $1.95 per share in cash, representing 20% premium over the previous day's stock closing price, No Financing Contingency, 45-day exclusivity period with specified detail steps to ensure a fast close, and also to sign the Meade's version of NDA immediately upon Mr. Tian's offer being accepted.

20

On February 8, 2013, CFO sent a response letter written by their legal counsel thanking Mr. Tian for making the offer and said it's an encouraging large step forward in ongoing discussion although they couldn't agree to the exclusivity at the moment.

On February 13, 2013, Advisor sent back the NDA in which Mr. Tian accepted all responses from Meade's legal counsel except wanting a shorter length of Standstill (6-month) and a Fall-away provision to protect client's rights.

On February 14, 2013, Meade responded that they can accept a 9-month standstill duration as the company "has to go" in 9 months; but they wouldn't allow the "Fall-away" provision. Advisor responded that she is ok with a 9-month standstill but adamant on the "Fall-away" provision.

On February 14, 2013, CFO said they would let the board discuss if the board would allow the "Fall-away" provision.

On February 15, 2013, CFO left a message with Advisor stating the board agreed with the outside legal counsel not allowing the "Fall-away" provision.

On February 15, 2013, Advisor asked for next step and a new timeline. CFO said they wanted every party to submit an offer by Wednesday February 20, 2013 and the board would discuss on Friday February 22, 2013. Also CFO said they might not accept a highest bid, but would require any party interested in the deal to submit some proof of financial ability to pay.

On February 20, 2013, Advisor sent an email to CFO stating that Mr. Tian would submit proof of fund availability.

On February 21, 2013, Advisor resubmitted the offer with the same terms as those in the first LOI dated February 7, and together she submitted proof of fund availability for approximately $3.3M from Mr. Tian.

On Friday February 22, 2013, CFO informed Advisor that the offer was not accepted and because Mr. Tian's party didn't sign NDA, CFO wouldn't be able to talk to us anymore. Advisor immediately wrote an email to CEO and CFO stating that Mr. Tian would submit a revised offer in the following week.

On February 28, 2013, Advisor submitted a revised offer of $2.50 per share (55% premium over the previous day's closing stock price) in cash to acquire all shares outstanding. CFO replied that the offer was not acceptable and they couldn't talk to us anymore. If anything changes in future, they would let us know.

On April 23, 2013, Advisor was expecting Meade would announce the M&A definitive agreement as it 53 days had elapsed since the Company went into exclusivity with another party. So Advisor reached out to the management via email asking how everything was going. That afternoon CFO called back and said they can talk to us now as the 45-day exclusivity period had ended and another one-week extension of exclusive period had also ended without an agreement with the other party. The Company would reach out to all interested parties again. Again, they wanted us to sign their version of the NDA and asked that the lawyers for both sides talk to discuss the issues.

On April 25, 2013, Advisor talked to Meade's outside legal counsel briefly.

On April 26, 2013, MIT's Counsel from Royse Law Firm, the law firm retained by Mr. Tian, talked to Meade's legal counsel, but no resolution was reached.

On May 1, 2013,Mr. Tian and Advisor flew to Irvine and had a lunch meeting with CEO and CFO. Advisor did a presentation introducing Mr. Tian's education background, career background, current businesses, his plan about a business combination, areas of growth and improvement and Mr. Tian’s plans to reenergize the brand and nurture a young generation of consumers in emerging markets if such a combination takes place.

21

On May 3, 2013, a conference call took place among Advisor, Royse Law Firm, CEO, CFO, O'neil LLP, and a board of director (Mr. Mark Peterson) discussing the Standstill and Fall-away provisions of the NDA again. Both sides explained their reasons but couldn't resolve the issue. During the call, Mr. Tian's legal counsel asked if the board would take the highest bid, Meade confirmed it's all about the valuation and they would take the highest bid.

On May 7, 2013, CFO called and said we should submit an offer for board to discuss in the next board meeting taking place on May 8, 2013.

In early morning on May 8, 2013, Advisor submitted the 3rd LOI of $3.50 per share, providing 100% premium over the previous day's closing stock price. Other terms were the same as previously submitted LOIs.

On May 9, 2013, Advisor had a follow up call with CFO. CFO asked if Mr. Tian would be ok with a 30-day exclusivity period.

On Friday May 10 , 2013, Advisor sent an email to CFO confirming that Mr. Tian was fine with a 30-day Exclusivity period.

On Monday May 13, 2013, the last day that any shareholder could submit a board nomination proposal for the Annual meeting originally scheduled for July 12, 2013, Mr. Tian's wife, Zhang Xiaoyan, submitted a shareholder proposal for Mr.Tian's board of director nomination in the next scheduled annual meeting. CFO called Advisor later that afternoon. Advisor explained to CFO that Mr. Tian's intention for the nomination was to give some suggestions as a shareholder for areas of operational improvement such as Meade's customer online shopping experience and its outsourced e-commerce website if the Company was still public in July. CFO said that he would talk to CEO about these suggestions and that he had no negative feelings about the proposal. CFO also said they would have another board meeting on Thursday May 16, 2013 to discuss our proposal and would let us know the result after the board meeting.

Advisor did not receive any communication from the management on Thursday May 16, 2013.

On Friday May 17 , 2013, Meade announced the definitive agreement and filed DEFA14A. The term was $3.45 per share, below what Mr.Tian had offered. Around 3pm that day Advisor got a call from CEO and CFO together. They informed Advisor about the filing and said that the Company has working capital pressure and that as Mr. Tian had not signed NDA nor completed Due Diligence, the lower bid from JOC North America LLC was chosen.

On May 30, 2013, Meade filed its 10-K.

On May 31, 2013, Meade filed its preliminary proxy 14A.

Also on May 31, 2013, Meade announced that it had elected to change the date of its 2013 Annual Meeting of Stockholders, originally scheduled for July 12, 2013. The new date of the 2013 Annual Meeting was set for October 15, 2013.

Between June 1 and June 6, 2013, Advisor reviewed Meade's public filings of 10-k, DEFA14A, and PREM14A. Advisor observed that the Company is indeed facing working capital pressure. The Company had approximately $100,000 cash on its balance sheet as of April 30, 2013.

As disclosed in Mead's recent 10-K (Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations: Liquidity and Capital Resources), Mead is facing real working capital pressure and the Company may cease operation and file bankruptcy before executing the proposed transaction which has an "Outside date" three months away on September 15, 2013. Some excerpts from the Company's recent 10-k:

22

"Due to the Company’s declining revenues, recurring losses, limited liquidity and weakened financial position, the Company may not be able to operate long enough execute that planned transaction. "

"Due to the lower net sales levels the Company is encountering, the Company expects to incur substantial losses during the period through the close of the transaction."

"In addition, the Company has limited and decreasing working capital and is finding it increasingly difficult to operate normally. The Company’s net debt, which consists of the net balance owed on the Company’s credit facility less cash, was $92 thousand at February 28, 2013 compared to $371 thousand at April 30, 2013."

"If the Company is not able to obtain additional capital, it may be unable to execute the planned transaction and the Company may then have to file bankruptcy and cease operations."

Also disclosed in the Fairness Opinion, issued by Marshall & Stevens in connection with the proposed and recommended transaction, the Company may be facing a liquidity event before executing the Board recommended merger with JOC North America LLC via a long-form proxy merger. Two excerpts from the Fairness Opinion:

"Per Management, the Company's only available finance is an account receivable line of credit that is currently approximately $100,000 overdrawn."(as of April 30, 2013)

"M&S has been advised by management that it is unlikely the Company will be in a positive cash flow position in the near future, and accordingly is facing a liquidity event."

 Furthermore, according to Company's PREM14A filing on May 31, 2013, some of directors and executive officers may have interests in the merger that are different from, or in addition to, Meade’s stockholders. Excerpts from PREM14A:

"Interests of the Company’s Executive Officers and Directors in the Merger

In considering the recommendation of Meade’s board with respect to the merger, holders of Company common stock should be aware that Meade’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of holders of Company common stock in general. The members of the board were aware of such interests when deciding to approve the merger and to recommend that holders of Company common stock vote in favor of the proposal to adopt the merger agreement. "

Finally, in the preliminary proxy statement, Meade states that they have not received any other firm offer.

"Other than as described in this proxy statement, Meade is not aware of any firm offers by any other person during the prior two years for a merger or consolidation of Meade with another company, the sale or transfer of all or substantially all of Meade’s assets or a purchase of Meade’s securities that would enable such person to exercise control of Meade."

On June 7, 2013, MITC submitted to the Meade management a Binding Term Sheet to acquire all of the stock of Meade for $3.50 per share. The Binding Term Sheet does not require an Exclusive Period for negotiation. All terms including price are binding. The Binding term sheet offered essentially the same terms as those in the announced JOC Merger Agreement except the higher price per share.

On June 10, 2013 Meade management rejected MITC's Binding offer for $3.50 cash per share.

23

On June 18, 2013, MITC issued a press release.

On June 20, 2013, MITC commenced the Offer.

Other Transactions with Meade. MITC and Meade have not had previous commercial relationships. Mr. Tian's wife purchased Mead Stock on open market as disclosed on 13D filed on May 20, 2013 and will continue to file Amendments accordingly and promptly.

12. Purpose of the Offer; Plans for Meade; Statutory Requirements; Approval of the Merger.

Purpose of the Offer; Plans for Meade. The purpose of the Offer is to acquire control of, and the entire equity interest in, Meade. Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Meade Board and to seek to have Meade consummate a merger or other business combination with Purchaser. Pursuant to such merger, the outstanding Shares not owned by MITC would be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer.

If Purchaser acquires Shares pursuant to the Offer and depending upon the number of Shares so acquired and other factors relevant to its equity ownership in Meade, Purchaser may, subsequent to the consummation of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender or exchange offer or other transactions or a combination of the foregoing on such terms and at such prices as Purchaser shall determine, which may be different from the price paid in the Offer. Purchaser also reserves the right to dispose of Shares that Purchaser has acquired or may acquire.

Purchaser currently intends, as soon as practicable after consummation of the Offer, to seek maximum representation on the Meade Board. Purchaser intends, promptly after the consummation of the Offer, to request that some or all of the current members of the Meade Board resign and that Purchaser’s designees be elected to fill the vacancies so created. Should such request be refused, we intend to take such action as may be necessary and lawful to secure control of the Meade Board.

In connection with the Offer, MITC has developed a plan, on the basis of available information, for the combination of the business of Meade with that of MITC. Important elements of that plan include: (i) maintaining Meade’s key employees, (ii) enhancing Meade with additional R&D, sales and distribution, and capital, (iii) developing and growing emerging markets for Meade's products; iv) integrating optics, electronics, location-based technologies, mobile computing, social and digital media with Meade’s and MITC's technologies to create a new platform for young generation hobbyists and consumers; (v) ensuring customer continuity and attracting new Meade fans globally. MITC will continue to evaluate and refine its plans and may make changes thereto as additional information is obtained.

Statutory Requirements; Approval of the Merger. Under Delaware Law, if the Section 203 Condition is satisfied, a merger of Meade would require the approval of the Meade Board and the holders of a majority of the outstanding Shares. If Purchaser acquires, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, Purchaser would have sufficient voting power to approve a merger of Meade without the affirmative vote of any other stockholder of Meade. In addition, under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser believes it would be able to approve a merger of Meade without a vote of the Meade Board or other stockholders. If Purchaser acquires control of Meade, Purchaser currently intends that, prior to the acquisition of the entire equity interest in Meade, no dividends will be declared on the Shares.

Section 203 could significantly delay Purchaser’s ability to acquire the entire equity interest in Meade. In general, Section 203 prevents an “interested stockholder” (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate or associate thereof) from engaging in a “business combination” (defined to include a merger or consolidation and certain other transactions) with a Delaware corporation for a period of three years following the time on which such stockholder became an interested stockholder unless (i) prior to such time the corporation’s board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) at or subsequent to such time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 % of the outstanding voting stock not owned by the interested stockholder.

24

The provisions of Section 203 do not apply to a Delaware corporation if, among other things, (i) such corporation amends its certificate of incorporation or bylaws to elect not to be governed by Section 203 by (in addition to any other required vote) the affirmative vote of a majority of the shares entitled to vote; provided that such amendment would not be effective until 12 months after its adoption and would not apply to any business combination between such corporation and any person who became an interested stockholder on or prior to its adoption, (ii) such corporation does not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (iii) the business combination is proposed by an interested stockholder prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required under Section 203 of, any one of certain proposed transactions which is with or by a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation’s board of directors and is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election to succeed such directors by a majority of such directors.

The Offer is subject to satisfaction of the Section 203 Condition, which will be satisfied if, among other things, (i) prior to the acceptance for payment of Shares pursuant to the Offer, the Meade Board approves the Offer or the Merger or (ii) there are validly tendered prior to the Expiration Date and not withdrawn a number of Shares which, together with the Shares then owned by MITC, would represent at least 85% of the Shares outstanding on the date hereof (excluding Shares owned by certain employee stock plans and persons who are directors and also officers of Meade).

Purchaser reserves the right to waive the Section 203 Condition, although there can be no assurance that Purchaser will do so, and Purchaser has not determined whether Purchaser would be willing to do so under any circumstances. If Purchaser waives such condition and purchases Shares pursuant to the Offer or otherwise and Section 203 is applicable, Purchaser may nevertheless seek to consummate a merger or other business combination with Meade. Purchaser believes it would be able to cause the consummation of such a merger or other business combination if Purchaser owns a majority of the outstanding Shares and such merger or other business combination is approved by the Meade Board and authorized at an annual or special meeting of stockholders of Meade, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Shares not owned by Purchaser or its affiliates and associates .

On the other hand, if Purchaser waives the Section 203 Condition and purchases Shares pursuant to the Offer or otherwise and is prevented by Section 203 from consummating a merger or other business combination with Meade, Purchaser may (i) determine not to seek to consummate such a merger or other business combination, (ii) seek to acquire additional Shares in the open market, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer or (iii) seek to effect one or more alternative transactions with or by Meade. Purchaser has not determined whether Purchaser would take any of the actions described above under such circumstances.

If the Merger Agreement Condition is satisfied, Purchaser expects that in approving any merger agreement Purchaser enters into with Meade, Meade will also approve the Offer and take any other action necessary to render Section 203 inapplicable to a merger or other business combination with Meade.

The exact timing and details of any merger or other similar business combination involving Meade will necessarily depend upon a variety of factors, including the number of Shares Purchaser acquires pursuant to the Offer. Although Purchaser currently intends to propose a merger or similar business combination generally on the terms described above, it is possible that, as a result of substantial delays in Purchaser’s ability to effect such a transaction, actions Meade may take in response to the Offer, information Purchaser obtains hereafter, changes in general economic or market conditions or in the business of Meade or other currently unforeseen factors, such a transaction may not be so proposed, may be delayed or abandoned or may be proposed on different terms. Purchaser reserves the right not to propose a merger or other similar business combination with Meade or to propose such a transaction on terms other than those described above.

25

Appraisal Rights. You do not have appraisal rights as a result of the Offer. However, if a merger involving Meade is consummated, stockholders of Meade who have neither voted in favor of a merger nor consented thereto in writing, and who otherwise under Delaware Law comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the consideration paid in such a merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of Delaware Law fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in Delaware Law, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Offer. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

Failure to follow the steps required by Section 262 of Delaware Law for perfecting appraisal rights may result in the loss of such rights.

The foregoing summary of the rights of dissenting stockholders under Delaware Law does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware Law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware Law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law.

The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL.

13. Dividends and Distributions.

If, on or after the date of this Offer to Purchase, Meade (i) splits, combines or otherwise changes the Shares or its capitalization, (ii) acquires Shares or otherwise causes a reduction in the number of Shares, (iii) issues, distributes to stockholders or sells additional Shares, or any shares of any other class of capital stock, other voting securities or any securities convertible into or exchangeable for, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, or (iv) discloses that it has taken such action, then, without prejudice to our rights under “The Offer — Section 14,” we may make such adjustments in the offer price and other terms of the Offer and the Merger as we deem appropriate to reflect such split, distribution, combination or other change including the number or type of securities offered to be purchased.

If, on or after the date of this Offer to Purchase, Meade declares or pays any cash dividend on the Shares or other distribution on the Shares, including without limitation any distribution of shares of any class or any other securities or warrants or rights, or issues with respect to the Shares any additional Shares, shares of any other class of capital stock, payable or distributable to stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to us or our nominee or transferee on Meade’s stock transfer records, then, subject to the provisions of “The Offer — Section 14,” (i) the offer price may be reduced by the amount of any such cash dividends or cash distributions and (ii) the whole of any such non-cash dividend, distribution or issuance to be received by the tendering stockholders will (a) be received and held by the tendering stockholders for our account and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for our account, accompanied by appropriate documentation of transfer, or (b) at our direction, be exercised for our benefit, in which case the proceeds of such exercise will promptly be remitted to us. Pending such remittance and subject to applicable law, we will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution, issuance or proceeds and may withhold the entire offer price or deduct from the offer price the amount or value thereof, as determined by us in our sole discretion.

26

In the event that we make any change in the offer price or other terms of the Offer, including the number or type of securities offered to be purchased, we will inform Meade’s stockholders of this development and extend the expiration date of the Offer, in each case to the extent required by applicable law.

14. Conditions of the Offer.

Notwithstanding any other provision of the Offer, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if before the Expiration Date the Minimum Tender Condition, the Merger Agreement Condition, the Section 203 Condition or the Regulatory Condition shall not have been satisfied, or if any of the following conditions exist:

(i) a Governmental Authority of competent jurisdiction shall have (a) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or any other transactions contemplated by the MITC Merger Agreement any Law that is in effect and has the effect of making the Offer or the Merger illegal, or which has the effect of prohibiting or otherwise preventing the Offer or the Merger or (b) issued or granted, or threatened to issue or grant, any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any person or its property under applicable Laws (whether temporary preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Offer or the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the making or consummation of the Offer or Merger;

(ii) there shall be pending, or any Governmental Authority shall have notified MITC or Meade of its intent to commence, any suit, action or proceeding by a Governmental Authority of competent jurisdiction against the Parent, the Purchaser, or Meade or any of their respective subsidiaries (a) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the MITC Merger Agreement or (b) seeking to prohibit or impose any limitations on the ownership or operation by the Parent (or any of its subsidiaries) of all or any portion of the business or assets of Meade or any of its subsidiaries, or to compel MITC, Meade or any of their respective subsidiaries to dispose of or hold separate any portion of the businesses or assets of Meade or any of its subsidiaries;

(iii) a Material Adverse Effect on Meade shall have occurred following the execution and delivery of the MITC Merger Agreement that is continuing;

(iv) any representation or warranty of Meade which is qualified by “Material Adverse Effect” or any Specified Company Representation (a) shall not have been true and correct in all respects as of the date of execution of the MITC Merger Agreement or (b) shall not be true and correct in all respects on and as of the Expiration Date (other than those representations and warranties which address matters only as of a particular date), provided, however that for purposes of determining the accuracy of such representations and warranties, any update of or modification to Meade’s Disclosure Letter (as defined in the JOC Merger Agreement) made or purported to have been made after the date of execution of the MITC Merger Agreement shall be disregarded;

(v) any representation or warranty of Meade as to its capital structure (a) shall not have been true and correct in all respects as of the date of execution of the MITC Merger Agreement or (b) shall not be true and correct in all respects on and as of the Expiration Date (other than those representations and warranties which address matters only as of a particular date), other than inaccuracies that would not result in an increase in the aggregate purchase price being offered in the Offer exceeding 101% of the aggregate purchase price and provided, however, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to Meade’s Disclosure Letter made or purported to have been made after the date of execution of the MITC Merger Agreement shall be disregarded;

27

(vi) any representation or warranty of Meade in the MITC Merger Agreement (other than those representations and warranties referenced in paragraph (iv) or (v) above) (a) shall not be true and correct in all respects as of the date of execution of the MITC Merger Agreement or (b) shall not be true and correct in all respects on and as of the Expiration Date (other than those representations and warranties which address matters only as of a particular date), which failure to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Meade, provided, however, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to Meade's Disclosure Letter made or purported to have been made after the date of execution of the MITC Merger Agreement shall be disregarded;

(vii) Meade shall have failed to perform in all material respects any obligations or to have complied in any material respects with any covenants or other agreements of Meade to be performed or complied with by it under the MITC Merger Agreement; or

(viii) the MITC Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of MITC and, regardless of the circumstances, may be asserted by MITC in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the MITC Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

MITC is seeking to enter into a definitive agreement with Meade as to a business combination. Subject to applicable law, Purchaser expressly reserves the right to terminate or amend the Offer (including amending the number of Shares to be purchased, the Offer price and the consideration to be offered in the proposed merger) in connection with discussions relating to a business combination or upon entering into a merger agreement with Meade. Purchaser also expressly reserves the right, subject to applicable law, to negotiate or enter into a merger agreement with Meade not involving a tender offer, pursuant to which Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by MITC and Meade.

15. Certain Legal Matters; Regulatory Approvals.

General. Based on our examination of publicly available information filed by Meade with the SEC and other publicly available information concerning Meade, we are not aware of any governmental license or regulatory permit that appears to be material to Meade’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “Other State Takeover Statutes,” such approval or other action will be sought. Except as described below under “Antitrust,” there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Meade’s business or certain parts of Meade’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in “The Offer — Section 14.”

Delaware Business Combination Statute. Meade is subject to the provisions of Section 203, which imposes certain restrictions on business combinations involving Meade. For a discussion of the provisions of Section 203, see “The Offer — Section 12.”

28

Other State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Meade, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and Meade, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and Meade, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 14.”

Appraisal Rights. You do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of Meade who do not tender their Shares in the Offer, continue to hold Shares at the time of the consummation of the Merger, neither vote in favor of the Merger nor consent thereto in writing and otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any (all such Shares collectively, the “Dissenting Shares”). Since appraisal rights are not available in connection with the Offer, no demand for appraisal under Section 262 of the DGCL may be made at this time. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than, or the same as, the price per Share paid pursuant to the Offer or the consideration paid in the Merger. Moreover, we may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Dissenting Shares is less than the price paid in the Offer.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the merger.

29

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. We recommend that any Meade stockholders wishing to pursue appraisal rights with respect to the proposed Merger consult their legal advisors.

Other. Based upon our examination of publicly available information concerning Meade, it appears that Meade and its subsidiaries own property and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, we will seek further information regarding the applicability of any such laws and currently intend to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken before completion of the Offer by any such government or governmental authority, we may not be obligated to accept for payment or pay for any tendered Shares. See “The Offer — Section 14.”

Any merger or other similar business combination with Meade would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning Meade and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

16. Legal Proceedings.

According to Meade’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 30, 2013, Meade is not involved in any litigation which will have a material adverse effect on the financial position, results of operations or cash flows of Meade.

17. Fees and Expenses.

VStock Transfer LLC is serving as Depositary and Information Agent for the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Financial Advisor, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18. Miscellaneous.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

30

We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in “The Offer — Section 9” of this Offer to Purchase.

VictoryOne Inc.

June 20, 2013

31

The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

VStock Transfer LLC

If delivering by mail: 77Spruce Street Suite 201 Cedarhurst, New York 11516	If delivering by courier: 77Spruce Street Suite 201 Cedarhurst, New York 11516

Questions or requests for assistance may be directed to the Information Agent and MIT Capital Inc. at their telephone numbers, addresses and/or email addresses set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

VStock Transfer LLC

77Spruce Street

 Suite 201

 Cedarhurst, New York 11516

Phone: (212) 828-8436

Banks and Brokerage Firms, Please Call:

(212) 828-8436

All Others Call Toll Free:

(855) 987-8625

Email: info@vstocktransfer.com

Contact Information of MIT Capital Inc.

MIT Capital Inc.

97 E Brokaw Rd, Suite 210

San Jose, CA 95112

Phone: 408-329-6148

In care of:

Cindy Wang

cwang@terracap.com

TerraNova Capital Partners

32